Exhibit 5.2

Holland & Knight

701 Brickell Avenue, Suite 3300 | Miami, FL 33131 | T 305.374.8500 | F 305.789.7799
Holland & Knight LLP | www.hklaw.com

June 24, 2019
ARMOUR Residential REIT, Inc.
3001 Ocean Drive, Suite 201
Vero Beach, FL 32963
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-3 (Registration No. 333-224469) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2018 by ARMOUR Residential REIT, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated June 24, 2019. The Prospectus Supplement relates to the offering by the Company of up to 2,500,000 shares (the “Preferred Shares”) of the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock (liquidation preference $25.00 per share) (the “Series B Preferred Stock”), pursuant to the Company’s 2019 Series B Preferred Stock Purchase Plan and the potential issuance of up to 2,176,188 shares of common stock, par value $0.001 per share (the “Common Shares”), upon the conversion of the Series B Preferred Stock pursuant to the Articles Supplementary governing the Series B Preferred Stock. We understand that the Preferred Shares are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.
We have acted as your counsel in connection with the preparation of the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Preferred Shares and Common Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated April 26, 2018 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Articles of Incorporation, as amended, (v) the Company’s Articles Supplementary relating to the Preferred Shares (the “Articles Supplementary”), (vi) the Company’s By-Laws, as amended, (vii) certain resolutions adopted by the Board of Directors of the Company, (viii) corporate records and instruments, and (ix) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of and conformity to originals of such documents that have been presented to us as photostatic copies, the accuracy, completeness and authenticity of certificates of public officials, the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and that the Preferred Shares and Common Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.
Based upon the foregoing, we are of the opinion that:

1.
The Preferred Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

2.
The Common Shares issuable upon conversion of the Preferred Shares pursuant to the Articles Supplementary have been duly authorized by all requisite corporate action on the part of the Company and when issued upon conversion of the Preferred Shares in accordance with the terms of the Articles Supplementary, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Holland & Knight LLP
HOLLAND & KNIGHT LLP